Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 914-789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS CEO MARK BAKER TO PRESENT AT
JEFFERIES GLOBAL HEALTHCARE CONFERENCE

Tarrytown, NY, June 2, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX), an oncology company focused on the development of innovative approaches to targeting and treating cancer, announced today that Chief Executive Officer Mark Baker will present on Thursday, June 5th, at 10:00 AM EDT at the Jefferies Global Healthcare Conference in New York City.
The live webcast of the event will be available in the Media Center of Progenics' website, www.progenics.com or at http://wsw.com/webcast/jeff82/pgnx.  To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody-drug conjugate therapeutic in a phase 2 clinical trial and a small molecule targeted imaging agent that has just completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Progenics to Present at Jefferies Global Healthcare Conference

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
Information on or accessed through our website is not included in the company's SEC filings.

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com
(PGNX-C)
Editors Note:
For more information, visit www.progenics.com. Follow us on LinkedIn®.